 Exhibit 10.1

AMENDMENT TO THE

GLOBAL SERVICE AGREEMENT

This Amendment to the Global Service Agreement (the “Original Agreement”) dated May 24, 2017 between Nukkleus Limited, a private limited Bermuda company (“Nukk”) and FML Malta, Ltd., a limited liability company organized under the laws of Malta (“FML”) is entered this 17th day of October 2017 with an effective date of October 1, 2017. All defined terms not defined herein shall have the meaning as set forth in the Original Agreement.

1.	The Parties hereby agree that Section 28 of the Original Agreement shall be amended and restated as follows:

Commencing October 1, 2017, FML shall compensate Nukk at a rate of USD$1,600,000 per month (the “Rates”). The Rates are subject to change with reasonable notice depending upon the type of business and Support required at that particular time, but, in no event shall the total charge be less than the agreed upon rate per month for the first three years, unless otherwise agreed to in writing. The compensation shall be paid to Nukk, in arrears daily, with final adjustment no later than the 25th of each consecutive month.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date above written.

Nukkleus Limited	FML Malta, Ltd.

By: /s/Emil Assentato	By: /s/ Joseph Botkier

Name and title:	Name and title:

Emil Assentato	Joseph Botkier
Director/CEO	Director